Exhibit 99.1

WEBER INC. REPORTS FISCAL SECOND-QUARTER 2022 FINANCIAL RESULTS
Sequential Gross Margin Improvement Reflects Significant Progress Against Inflationary Cost Headwinds
Continued Execution Through Challenging Macroeconomic Environment
PALATINE, Ill., May 16, 2022 - Weber Inc. (“Weber” or “the Company”) (NYSE: WEBR) today announced its financial results for the fiscal second quarter 2022, ending March 31, 2022.
Weber reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.
For the quarter, Weber generated net sales of $607 million, gross profit of $209 million, a net loss of $51 million, and Adjusted EBITDA of $86 million.
“Our second-quarter results reflect our proactive responses to supply chain and material cost inflation, which helped drive higher sequential gross margin and adjusted EBITDA margin versus the prior quarter,” said Chris Scherzinger, Chief Executive Officer of Weber. “Weber has operated through many environments over the last 70 years and remains well-positioned to navigate near-term market challenges to drive long-term growth and value creation for shareholders.”
“As the clear category leader around the world, we continue to make excellent progress against our key strategic priorities, including introducing three new product lines this spring that fuse the best in smart grilling technology, the highest-quality materials, and superior performance to transform the outdoor cooking experience for Weber owners. I would like to thank our team members for their continued resilience and commitment to our consumers,” added Mr. Scherzinger.
FOR THE THREE MONTHS ENDED MARCH 31, 2022
•Net sales decreased 7%, to $607 million, from $654 million in the prior-year quarter. On a two-year stack basis, net sales increased 46% above 2020. Foreign exchange accounted for $20 million of the sales reduction, and, excluding the impact of foreign exchange, net sales declined 4% year-on-year. Net sales were adversely impacted by product and component part availability resulting from global supply chain disruptions. In addition, retail traffic, both in-store and online, slowed broadly in comparison to last year, driving lower category point-of-sale performance. The decrease in sales volume was partially offset by certain pricing actions.
•Net sales decreased 18% in the Americas, to $306 million, from $373 million in the prior-year quarter, however on a two-year stack basis, net sales increased 41%. EMEA net sales increased 9%, to $268 million, from $246 million in the prior-year quarter, and increased 47% on a two-year stack basis. APAC net sales decreased 6% to $34 million, from $36 million in the prior-year quarter, yet increased 157% on a two-year stack basis.
•Gross profit decreased 27% to $209 million, or 34.3% of net sales, compared to $286 million or 43.7% of net sales in the prior year. We made significant progress on our recovery plan as we improved gross margins by 1,170 basis points from the first to second quarter. The year-over-year decrease in gross profit was primarily due to higher inbound freight costs, higher commodity costs and elevated costs related to the startup of a new production line.
•Net loss of $51 million compared to net income of $69 million in the prior-year quarter. Adjusted net loss was $34 million compared to adjusted net income of $98 million in the prior-year quarter.
•Adjusted EBITDA of $86 million compared to Adjusted EBITDA of $149 million in the prior-year quarter, driven by lower net sales and higher cost of goods sold in the quarter as compared to the prior-year period.

As of March 31, 2022, Weber had cash and cash equivalents of $46 million and $266 million of available borrowing capacity under the revolving credit facility.
As announced on May 11, 2022, the Weber Board of Directors declared a cash dividend of $0.04 per share, payable in cash, on June 17, 2022, to holders of its Class A Common Stock as of the close of business on June 7, 2022.
UPDATED FISCAL YEAR 2022 GUIDANCE
For the fiscal year ending September 30, 2022, the Company has revised guidance to reflect the anticipated industry impact of reduced retail sell-out related to retail traffic and consumer purchase trends over the balance of 2022, as well as foreign currency devaluation.
As a result:
•Net sales are expected to be in the range of $1.65 billion to $1.80 billion, and
•Adjusted EBITDA is expected to be between $140 million and $180 million in view of the cost and volume challenges.
Weber provides net sales guidance on a GAAP basis and Adjusted EBITDA on a non-GAAP basis and does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because other deductions (such as litigation and other matters) used to calculate projected net income (loss) can vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty that all deductions and additions needed in order to provide a GAAP calculation of projected net income at this time. The amount of these deductions may be material and, therefore, could result in projected net income being materially more or less than projected Adjusted EBITDA (non-GAAP). These statements represent forward-looking information and represent a financial outlook, and actual results may vary from the estimates provided here.
FISCAL Q2 2022 INVESTOR CONFERENCE CALL
A conference call to discuss these fiscal second quarter 2022 financial results is scheduled for today, May 16, 2022, at 7:30 a.m. Central Time. Investors and analysts are invited to dial 844-200-6205 (international callers, please dial 929-526-1599) approximately 10 minutes before the start of the call. Please reference Conference ID 436320 when prompted. A live webcast of the conference call and supporting materials will be available on the Weber investor relations website, https://investors.weber.com. In addition, a replay and transcript of the webcast will be posted to the same website once available.
ABOUT WEBER INC.
Weber Inc. headquartered in Palatine, Ill., is the world’s leading barbecue brand. Weber’s founder George Stephen, Sr., established the outdoor cooking category when he invented the original kettle charcoal grill 70 years ago. Weber offers a comprehensive, innovative product portfolio, including charcoal, gas, pellet and electric grills, smokers, and accessories designed to help outdoor cooking enthusiasts discover what’s possible. In 2021, Weber acquired June Life Inc., a smart appliance and technology company, to accelerate the development of its Weber Connect® technology and digital products. In addition, Weber recently launched 1952 Ventures, a subsidiary designed to accelerate new growth platforms and brand extensions for Weber in the areas of product, technologies, and partnerships. Weber offers its barbecue grills and accessories, services, and experiences to a passionate community of millions across 78 countries.
Weber Connect® is a registered trademark of Weber-Stephen Products LLC.
NON-GAAP FINANCIAL MEASURES
This press release contains certain financial measures not presented in accordance with GAAP, including Adjusted EBITDA and Adjusted Net (Loss) Income, which are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting and for business strategy purposes. Adjusted EBITDA and Adjusted Net (Loss) Income are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. The use of non-GAAP financial information should not be considered as an alternative to, or more meaningful than, the comparable GAAP measures. In addition, because our non-GAAP measures are not determined in accordance with GAAP, it is susceptible to differing calculations, and not all comparable or peer companies may calculate their non-GAAP measures in the same manner.
Management believes that such measures are commonly reported by issuers and widely used by investors as indicators of a company’s operating performance. Please refer to the reconciliations of Adjusted EBITDA and Adjusted Net (Loss) Income to the most directly comparable financial measures prepared in accordance with GAAP below.

FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Weber’s expectations or beliefs concerning future events. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, for the year ended September 30, 2021, and in our Quarterly Reports on Form 10-Q.
Our future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including the impact of any product recalls; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.
INVESTOR RELATIONS CONTACT:
Brian Eichenlaub
investors@weber.com
MEDIA CONTACTS:
Kristina Peterson-Lohman
media@weber.com

Anne Hart
ahart@prosek.com

Jim David
jdavid@prosek.com

Weber Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31, 2022	September 30, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,381	$107,517
Accounts receivable, less allowances (1)	349,385	138,683
Inventories, net	477,848	332,621
Prepaid expenses and other current assets	76,219	68,236
Total current assets	949,833	647,057
Property, equipment and leasehold improvements, net	190,442	162,829
Operating lease right-of-use assets (2)	73,444	66,962
Other long-term assets	63,554	61,454
Trademarks, net	356,128	357,821
Other intangible assets, net	135,425	144,257
Goodwill	109,579	110,612
Total assets	$1,878,405	$1,550,992
Liabilities and equity (deficit)
Current liabilities:
Trade accounts payable	$453,985	$330,669
Accrued expenses (3)	147,001	150,610
Income taxes payable	27,423	4,823
Current portion of long-term debt and other borrowings	46,500	12,500
Current portion of long-term financing obligation	633	592
Total current liabilities	675,542	499,194
Long-term debt, less current portion	1,218,235	984,818
Long-term financing obligation, less current portion	38,061	38,394
Non-current operating lease liabilities (4)	61,544	55,329
Tax Receivable Agreement liability, net of current portion	9,226	9,226
Other long-term liabilities	69,873	85,376
Total liabilities	2,072,481	1,672,337
Commitments and Contingencies
Class A Common Stock, $0.001 par value - 3,000,000,000 shares authorized, 52,834,735 and 52,533,388 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	53	53
Class B Common Stock, $0.00001 par value - 1,500,000,000 shares authorized, 234,609,825 and 233,572,370 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	2	2
Preferred Stock, $0.0001 par value - 1,500,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2022 and September 30, 2021	—	—
Additional paid-in capital	15,125	6,109
Accumulated other comprehensive loss	(5,596)	(9,280)
Retained earnings (deficit)	(49,763)	(7,646)
Total Weber Inc. equity (deficit)	(40,179)	(10,762)
Noncontrolling interests	(153,897)	(110,583)
Total equity (deficit)	(194,076)	(121,345)
Total liabilities and equity (deficit)	$1,878,405	$1,550,992
________________
(1)Includes related party royalty receivables of $129 and $119 at March 31, 2022 and September 30, 2021, respectively.
(2)Includes related party operating lease assets of $1,492 and $1,629 at March 31, 2022 and September 30, 2021, respectively.
(3)Includes related party operating lease liabilities of $449 and $431 at March 31, 2022 and September 30, 2021, respectively.
(4)Includes related party operating lease liabilities of $1,043 and $1,198 at March 31, 2022 and September 30, 2021, respectively.

Weber Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net sales (1)	$607,294	$654,431	$890,435	$963,309
Cost of goods sold (2)	398,777	368,709	617,905	542,782
Gross profit	208,517	285,722	272,530	420,527
Operating expenses:
Selling, general and administrative (3)(4)(5)	165,937	183,883	314,021	297,986
Amortization of intangible assets	5,167	3,847	10,341	6,864
Gain on disposal of assets held for sale	—	—	—	(5,185)
Income (loss) from operations	37,413	97,992	(51,832)	120,862
Foreign currency loss (gain)	4,053	3,493	4,217	(14)
Interest income (6)	(386)	(246)	(616)	(425)
Interest expense	17,401	17,522	33,162	32,174
Loss from early extinguishment of debt	—	—	—	5,448
Other expense	434	—	434	—
Income (loss) before taxes	15,911	77,223	(89,029)	83,679
Income tax expense	67,224	15,223	36,837	15,389
Gain from investments in unconsolidated affiliates	—	(6,910)	—	(5,505)
Net (loss) income	$(51,313)	$68,910	$(125,866)	$73,795
Net income (loss) attributable to noncontrolling interests	3,137	—	(88,193)	—
Net (loss) income attributable to Weber Inc.	$(54,450)	$68,910	$(37,673)	$73,795
Earnings (loss) per share of Class A common stock
Basic	$(1.02)	N/A	$(0.71)	N/A
Diluted	$(1.02)	N/A	$(0.71)	N/A
Weighted average shares outstanding
Basic	53,437,683	N/A	53,370,823	N/A
Diluted	53,437,683	N/A	53,370,823	N/A
________________
(1)Includes related party royalty revenue of $129 and $(97) for the three months ended March 31, 2022 and 2021, respectively, and $273 and $(54) for the six months ended March 31, 2022 and 2021, respectively.
(2)Includes related party rental expense of zero and $213 for the three months ended March 31, 2022 and 2021, respectively, and zero and $392 for the six months ended March 31, 2022 and 2021, respectively.
(3)Includes related party rental expense of $170 and $69 for the three months ended March 31, 2022 and 2021, respectively, and $337 and $128 for the six months ended March 31, 2022 and 2021, respectively.
(4)Includes related party royalty expense of zero and zero for the three months ended March 31, 2022 and 2021, respectively, and zero and $268 for the six months ended March 31, 2022 and 2021, respectively.
(5)Includes related party compensation expense of $420 and zero for the three months ended March 31, 2022 and 2021, respectively, and $420 and zero for the six months ended March 31, 2022 and 2021.
(6)Includes related party interest income of zero and $15 for the three months ended March 31, 2022 and 2021, respectively, and $3 and $29 for the six months ended March 31, 2022 and 2021, respectively.

Weber Inc.
Condensed Consolidated Statement of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended March 31,
	2022	2021
Operating activities
Net (loss) income	$(125,866)	$73,795
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Provision for depreciation	18,942	13,464
Provision for amortization of intangible assets	10,341	6,864
Provision for amortization of deferred financing costs	2,162	1,858
Deferred income tax expense (benefit)	3,704	(1,840)
Stock/unit-based compensation	47,701	32,479
Gain from investments in unconsolidated affiliates	—	(5,505)
Gain on disposal of assets held for sale	—	(5,185)
Loss from early extinguishment of debt	—	5,448
Changes in operating assets and liabilities
Accounts receivable	(215,407)	(353,754)
Inventories	(152,219)	(99,255)
Prepaid expenses and other current assets	(12,829)	11,655
Trade accounts payable	137,337	83,812
Accrued expenses	9,542	29,365
Income taxes payable	25,973	5,139
Other	8,128	(12,989)
Net cash used in operating activities	(242,491)	(214,649)
Investing activities
Proceeds from disposal of property, equipment and leasehold improvements	13	14,028
Additions to property, equipment and leasehold improvements	(62,274)	(17,354)
Payments for acquisitions	—	(102,239)
Net cash used in investing activities	(62,261)	(105,565)
Financing activities
Proceeds from issuance of long-term debt	250,000	1,250,000
Payments for deferred financing costs	(9,700)	(26,654)
Payments for capitalized offering costs	(2,109)	—
Payments under agreement with iDevices	(99)	(119)
Interest rate swap settlement payments	(2,923)	(2,441)
Proceeds from contribution of capital, net	11,346	277
Dividends paid	(4,254)	—
Members’ distributions	(24,691)	(30,168)
Borrowings from revolving credit facility	423,000	—
Payments on revolving credit facility	(391,500)	—
Payments of long-term debt	(6,250)	(619,375)
Shares withheld to satisfy employee tax obligations	(1,320)	—
Service on financing obligation	(293)	(254)
Net cash provided by financing activities	241,207	571,266
Effect of exchange rate changes on cash and cash equivalents	2,409	5,095
(Decrease) increase in cash and cash equivalents	(61,136)	256,147
Cash and cash equivalents at beginning of period	107,517	123,792
Cash and cash equivalents at end of period	$46,381	$379,939
Supplemental disclosures of cash flow information:
Cash paid for interest	$28,117	$27,556
Cash paid for income taxes, net of refunds of $96 and $603, respectively	$9,701	$15,977
Supplemental disclosures of non-cash investing information:
Property and equipment included in accounts payable and accrued expenses	$18,192	$6,402
Deferred offering costs in accrued expenses	$—	$388
Settlement of existing relationship through business combination	$—	$9,776

Weber Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(dollars in thousands)
The following table reconciles income (loss) from operations to adjusted income from operations; net (loss) income to adjusted net (loss) income; net (loss) income to EBITDA; and EBITDA to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Income (loss) from operations	$37,413	$97,992	$(51,832)	$120,862
Adjustments:
Foreign currency (loss) gain(1)	(4,053)	(3,493)	(4,217)	14
Stock/unit-based compensation expense	22,190	29,051	47,701	32,479
Business transformation costs (2)	7,272	2,053	14,682	2,924
Operational transformation costs (3)	7,190	4,835	13,838	5,826
Financing and IPO costs (4)	877	945	877	3,706
COVID-19 costs (5)	—	453	—	480
Gain on disposal of assets held for sale	—	—	—	(5,185)
Adjusted income from operations	$70,889	$131,836	$21,049	$161,106
Net (loss) income	$(51,313)	$68,910	$(125,866)	$73,795
Adjustments:
Stock/unit-based compensation expense	22,190	29,051	47,701	32,479
Business transformation costs (2)	7,272	2,053	14,682	2,924
Operational transformation costs (3)	7,190	4,835	13,838	5,826
Financing and IPO costs (4)	877	945	877	3,706
COVID-19 costs (5)	—	453	—	480
Loss from early extinguishment of debt	—	—	—	5,448
Gain on disposal of assets held for sale	—	—	—	(5,185)
Other expense	434	—	434	—
Tax impact of adjusting items (6)	(20,622)	(8,191)	(32,080)	(8,405)
Adjusted net (loss) income	$(33,972)	$98,056	$(80,414)	$111,068
Net (loss) income	$(51,313)	$68,910	$(125,866)	$73,795
Adjustments:
Interest expense, net	17,015	17,276	32,546	31,749
Income tax expense	67,224	15,223	36,837	15,389
Depreciation and amortization	15,496	10,562	29,283	20,328
EBITDA	$48,422	$111,971	$(27,200)	$141,261
Stock/unit-based compensation expense	22,190	29,051	47,701	32,479
Business transformation costs (2)	7,272	2,053	14,682	2,924
Operational transformation costs (3)	7,190	4,835	13,838	5,826
Financing and IPO costs (4)	877	945	877	3,706
COVID-19 costs (5)	—	453	—	480
Loss from early extinguishment of debt	—	—	—	5,448
Gain on disposal of assets held for sale	—	—	—	(5,185)
Other expense	434	—	434	—
Adjusted EBITDA	$86,385	$149,308	$50,332	$186,939
______________
(1)Adjusted income from operations includes foreign currency (loss) gain in order to align adjusted income from operations with Adjusted EBITDA, with the exception of depreciation and amortization and gain from investments in unconsolidated affiliates.
(2)“Business transformation costs” are costs for business transformation initiatives that require severance or other costs to transition to a new operating model.
(3)“Operational transformation costs” are defined as restructuring and transformation initiatives related to supply chain, operational moves and startups that are designed to enable future productivity. These costs also include significant non-capitalizable systems integration costs, as well was plant shutdown and closure costs that will drive future efficiencies.
(4)“Financing and IPO costs” include non-capitalizable costs relating to the Company’s Secured Credit Facility, the Company's IPO and other financing costs.
(5)During the six months ended March 31, 2021, the Company incurred costs related to the global COVID-19 pandemic. These costs primarily resulted from the impact of enhanced employee safety and social distancing protocols.
(6)“Tax impact of adjusting items” represents the Company's effective tax rate for the six months ended March 31, 2022 applied to the adjusting items presented.